News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
February 6, 2020	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2019 results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the fourth quarter of 2019. Net income for the three months ending December 31, 2019 was $14.4 million compared to $11.0 million for the same period of 2018. Diluted net income per common share of $1.05 compared to $0.90 for the same period of 2018. Return on average assets for the three months ended December 31, 2019 was 1.42% compared to 1.49% for the three months ended December 31, 2018. These quarterly comparisons include the Corporation's acquisition of HopFed Bancorp, Hopkinsville, Kentucky, which occurred on July 27, 2019. Total assets acquired were $926 million, including $675 million in loans. The acquisition also included $736 million in deposits. Acquisition related expenses from the transaction are also included in the expenses in each quarterly comparison.

The Corporation further reported record net income for the second straight year of $48.9 million for the twelve months ended December 31, 2019 versus $46.6 million for the comparable period of 2018. The Corporation's 2018 results included a recovery of a security previously written down for other than temporary impairment which contributed $6.9 million to pre-tax income. Diluted net income per common share for the twelve months ended December 31, 2019 was $3.80 versus $3.80 for the comparable period of 2018. Return on average assets for the twelve months ended December 31, 2019 was 1.42% compared to 1.57% for the twelve months ended December 31, 2018.

Average total loans for the fourth quarter of 2019 were $2.66 billion versus $1.94 billion for the comparable period in 2018, an increase of $717 million or 37.1%. Total loans outstanding increased $702.4 million, or 35.95%, from $1.95 billion as of December 31, 2018 to $2.66 billion as of December 31, 2019. On a linked quarter basis, average total loans increased $187.2 million from the quarter ending September 30, 2019.

Average total deposits for the quarter ended December 31, 2019 were $3.28 billion versus $2.45 billion as of December 31, 2018. Total deposits were $3.28 billion as of December 31, 2019 compared to $2.44 billion as of December 31, 2018. On a linked quarter basis, average total deposits increased $262.8 million from the quarter ending September 30, 2019.

Book Value per share was $40.58 at December 31, 2019 compared to $36.06 at December 31, 2018. Shareholders equity at December 31, 2019 was $557.6 million compared to $442.7 million on December 31, 2018. The Corporation’s tangible common equity to tangible asset ratio was 11.91% at December 31, 2019, compared to 13.69% at December 31, 2018.

Net interest income for the fourth quarter of 2019 was $38.5 million compared to $29.6 million reported for the same period of 2018. The tax-equivalent net interest margin for the quarter ended December 31, 2019 was 4.37% compared to 4.35% reported at December 31, 2018.

Nonperforming loans as of December 31, 2019 were $15.3 million versus $16.6 million as of December 31, 2018. The ratio of nonperforming loans to total loans and leases was 0.58% as of December 31, 2019 versus 0.85% as of December 31, 2018.

Net charge-offs were $1.4 million for the fourth quarter of 2019 compared to $1.3 million in the same period of 2018. The Corporation’s allowance for loan losses as of December 31, 2019 was $19.9 million compared to $20.4 million as of December 31, 2018. The allowance for loan losses as a percent of total loans was 0.75% as of December 31, 2019 compared to 1.05% at December 31, 2018. The decrease is primarily due to acquired loans being recorded at fair value.

Non-interest income for the three months ended December 31, 2019 and 2018 was $11.3 million and $8.2 million, respectively. This includes a $257 thousand increase in other service fees, and a $421 thousand increase in gains on the sale of mortgages. Also included was a $1.8 million gain on bank owned life insurance.

Non-interest expense for the three months ended December 31, 2019 was $29.8 million compared to $23.1 million in 2018. This increase includes $4.9 million of expenses related to the acquisition and operations of the former Heritage Bank USA. The Corporation’s efficiency ratio was 58.43% for the quarter ending December 31, 2019 versus 59.49% for the same period in 2018.

Income tax expense for the three months ended December 31, 2019 was $4.2 million versus $2.2 million for the same period in 2018. The effective tax rate for 2019 was 19.95% compared to 19.31% for 2018.

Norman L. Lowery, President and Chief Executive Officer, commented “We are very pleased to have record net income for the second year in a row. We continue to grow our loans and deposits, and our asset quality remains good. We are excited about the growth opportunities in our new markets.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana, Illinois, Kentucky, and Tennessee, and The Morris Plan Company of Terre Haute in Indiana.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
END OF PERIOD BALANCES
Assets	$4,023,250	$3,988,119	$3,008,718	$4,023,250	$3,008,718
Deposits	$3,275,357	$3,220,122	$2,436,727	$3,275,357	$2,436,727
Loans, including net deferred loan costs	$2,656,390	$2,668,476	$1,953,988	$2,656,390	$1,953,988
Allowance for Loan Losses	$19,943	$19,799	$20,436	$19,943	$20,436
Total Equity	$557,608	$556,582	$442,697	$557,608	$442,697
Tangible Common Equity (a)	$468,373	$469,904	$407,145	$468,373	$407,145

AVERAGE BALANCES
Total Assets	$4,041,287	$3,680,041	$2,976,724	$3,439,793	$2,976,517
Earning Assets	$3,662,390	$3,468,396	$2,795,260	$3,197,855	$2,788,756
Investments	$1,000,488	$995,092	$849,818	$924,513	$862,475
Loans	$2,658,582	$2,471,346	$1,940,651	$2,270,313	$1,922,588
Total Deposits	$3,279,859	$3,017,085	$2,448,301	$2,797,330	$2,450,224
Interest-Bearing Deposits	$3,072,566	$2,914,816	$2,017,901	$2,504,885	$2,024,585
Interest-Bearing Liabilities	$118,605	$113,019	$49,362	$85,704	$47,046
Total Equity	$575,908	$491,586	$435,134	$497,329	$424,274

INCOME STATEMENT DATA
Net Interest Income	$38,475	$33,999	$29,595	$131,652	$116,579
Net Interest Income Fully Tax Equivalent (b)	$39,594	$35,054	$30,591	$135,770	$120,579
Provision for Loan Losses	$1,500	$1,500	$1,470	$4,700	$5,768
Non-interest Income	$11,327	$9,746	$8,233	$38,452	$38,206
Non-interest Expense	$29,754	$27,409	$23,098	$104,348	$91,289
Net Income	$14,364	$12,257	$11,056	$48,872	$46,583

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.05	$0.93	$0.90	$3.80	$3.80
Cash Dividends Declared Per Common Share	$—	$—	$0.51	$1.04	$1.02
Book Value Per Common Share	$40.58	$40.59	$36.06	$40.58	$36.06
Tangible Book Value Per Common Share (c)	$35.46	$30.81	$32.58	$34.08	$33.16
Basic Weighted Average Common Shares Outstanding	13,726	13,141	12,265	12,865	12,256

(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Return on average assets	1.42%	1.33%	1.49%	1.42%	1.57%
Return on average common shareholder's equity	9.98%	9.97%	9.93%	9.83%	10.98%
Efficiency ratio	58.43%	61.18%	59.49%	59.89%	57.49%
Average equity to average assets	14.25%	13.36%	14.96%	14.46%	14.25%
Net interest margin (a)	4.37%	4.04%	4.35%	4.25%	4.32%
Net charge-offs to average loans and leases	0.20%	0.32%	0.28%	0.23%	0.27%
Loan and lease loss reserve to loans and leases	0.75%	0.74%	1.05%	0.75%	1.05%
Loan and lease loss reserve to nonperforming loans	130.01%	137.45%	123.27%	130.01%	123.27%
Nonperforming loans to loans and leases	0.58%	0.54%	0.85%	0.58%	0.85%
Tier 1 leverage	12.04%	13.07%	14.59%	12.04%	14.59%
Risk-based capital - Tier 1	15.51%	15.09%	18.48%	15.51%	18.48%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Accruing loans and leases past due 30-89 days	$24,040	$10,462	$11,388	$24,040	$11,388
Accruing loans and leases past due 90 days or more	$1,610	$744	$798	$1,610	$798
Nonaccrual loans and leases	$9,535	$9,533	$10,974	$9,535	$10,974
Total troubled debt restructuring	$4,194	$4,127	$4,806	$4,194	$4,806
Other real estate owned	$3,625	$3,717	$603	$3,625	$603
Nonperforming loans and other real estate owned	$18,964	$18,121	$17,181	$18,964	$17,181
Total nonperforming assets	$22,583	$21,725	$20,439	$22,583	$20,439
Gross charge-offs	$3,456	$2,926	$2,139	$10,673	$8,831
Recoveries	$2,100	$975	$804	$5,480	$3,590
Net charge-offs/(recoveries)	$1,356	$1,951	$1,335	$5,193	$5,241

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	December 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Cash and due from banks	$127,426	$74,388
Federal funds sold	7,500	—
Securities available-for-sale	926,717	784,916
Loans:
Commercial	1,584,447	1,166,352
Residential	682,077	443,670
Consumer	386,006	341,041
	2,652,530	1,951,063
(Less) plus:
Net deferred loan costs	3,860	2,925
Allowance for loan losses	(19,943)	(20,436)
	2,636,447	1,933,552
Restricted stock	15,394	10,390
Accrued interest receivable	18,523	13,970
Premises and equipment, net	62,576	46,554
Bank-owned life insurance	94,251	86,186
Goodwill	78,592	34,355
Other intangible assets	10,643	1,197
Other real estate owned	3,625	603
Other assets	41,556	22,607
TOTAL ASSETS	$4,023,250	$3,008,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$547,189	$431,923
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	126,738	42,284
Other interest-bearing deposits	2,601,430	1,962,520
	3,275,357	2,436,727
Short-term borrowings	80,119	69,656
Other liabilities	79,193	59,634
TOTAL LIABILITIES	3,465,642	2,566,017

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,055,466 in 2019 and 14,612,540 in 2018
Outstanding shares-13,741,825 in 2019 and 12,278,295 in 2018	2,005	1,824
Additional paid-in capital	139,694	76,774
Retained earnings	492,055	456,716
Accumulated other comprehensive income/(loss)	(7,501)	(23,454)
Less: Treasury shares at cost-2,313,641 in 2019 and 2,334,245 in 2018	(68,645)	(69,159)
TOTAL SHAREHOLDERS’ EQUITY	557,608	442,701
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,023,250	$3,008,718

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Years Ended December 31,
	2019	2018	2017
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$124,788	$100,541	$91,100
Securities:
Taxable	15,191	16,942	14,325
Tax-exempt	7,674	7,455	7,391
Other	1,468	1,286	1,379
TOTAL INTEREST INCOME	149,121	126,224	114,195
INTEREST EXPENSE:
Deposits	15,711	9,032	6,011
Short-term borrowings	1,105	501	245
Other borrowings	653	112	82
TOTAL INTEREST EXPENSE	17,469	9,645	6,338
NET INTEREST INCOME	131,652	116,579	107,857
Provision for loan losses	4,700	5,768	5,295
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	126,952	110,811	102,562
NON-INTEREST INCOME:
Trust and financial services	5,036	5,286	5,001
Service charges and fees on deposit accounts	11,795	11,733	11,895
Other service charges and fees	14,012	13,012	12,499
Securities gains, net	44	2	59
Gain on sales of mortgage loans	2,573	1,829	1,688
Other	4,992	6,344	4,796
TOTAL NON-INTEREST INCOME	38,452	38,206	35,938
NON-INTEREST EXPENSE:
Salaries and employee benefits	54,827	50,658	50,116
Occupancy expense	7,600	7,030	6,897
Equipment expense	8,244	6,827	7,186
FDIC Expense	693	929	915
Other	32,984	25,845	23,633
TOTAL NON-INTEREST EXPENSE	104,348	91,289	88,747
INCOME BEFORE INCOME TAXES	61,056	57,728	49,753
Provision for income taxes	12,184	11,145	20,622
NET INCOME	48,872	46,583	29,131
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	20,998	(8,363)	3,335
Change in funded status of post retirement benefits, net of taxes	(5,045)	(387)	(3,875)
COMPREHENSIVE INCOME	$64,825	$37,833	$28,591
PER SHARE DATA
Basic and Diluted Earnings per Share	$3.80	$3.80	$2.38
Weighted average number of shares outstanding (in thousands)	12,865	12,256	12,225